Exhibit 99.2

Information About Our Non-GAAP Financial Measures

Regulation G and other provisions of the securities laws regulate the use of financial measures that are not prepared in accordance with generally accepted accounting principles (we refer to such measures as “non-GAAP financial measures”). In the press release included in this current report on Form 8-K, we provide information on “free cash flow”, “adjusted net income”, the related “adjusted earnings per share” (or “adjusted EPS”), “adjusted gross margin”, the related “adjusted gross margin percent” and “adjusted R&D and SG&A”, each of which is a non-GAAP financial measure.

We believe these measures provide important supplemental information to investors. We use these measures, together with GAAP measures, for internal managerial purposes and as a means to evaluate period-to-period comparisons. However, we do not, and you should not, rely on non-GAAP financial measures alone as measures of our performance. We believe that non-GAAP financial measures reflect an additional way of viewing aspects of our operations that - when taken together with GAAP results and the reconciliations to corresponding GAAP financial measures that we also provide in our press releases - provide a more complete understanding of factors and trends affecting our business. We strongly encourage you to review all of our financial statements and publicly-filed reports in their entirety and to not rely on any single financial measure.

For information about our financial results as reported in accordance with GAAP, see Item 8 of Part II, “Consolidated Financial Statements and Supplementary Data” in our annual report on Form 10-K for the year ended December 27, 2015. For a quantitative reconciliation of our non-GAAP financial measures to the most comparable GAAP measures, see “Reconciliation of Net Income (Loss) to Adjusted Net Income”, “Reconciliation of Gross Margin to Adjusted Gross Margin”, “Reconciliation of R&D and SG&A To Adjusted R&D and SG&A” and “Reconciliation of Cash Provided by (Used in) Operating Activities to Free Cash Flow” in Exhibit 99.1 included in this current report on Form 8-K.

Because non-GAAP financial measures are not standardized, it may not be possible to compare these financial measures with other companies’ non-GAAP financial measures, even if they have similar names.

Items That We Exclude In the Calculation of Adjusted Net Income:

Adjusted net income, which we reconcile to net income (loss), excludes the following items:

•	restructuring and impairments,

•	amortization of acquisition-related intangibles,

•	acquisition-related costs,

•	gain on sale of equity investment,

•	write down of assets held for sale,

•	impairment/write-off of equity investment,

•	gain associated with debt buyback,

•	goodwill impairment loss,

•	change in retirement plans,

•	impairment of investments,

•	loss on sale of securities,

•	VAT expense on internal IP sale,

•	charge for (release of) litigation,

•	write-off of deferred financing fees,

•	accelerated depreciation and inventory write-offs (releases) associated with factory closures,

•	changes in deferred tax asset values,

•	the tax effects associated with the above and other acquisition-related intangibles, and

•	tax effects from finalized tax filings and positions.

Not all of these items are necessarily included in the calculation of net income (loss) each quarter. To understand which of the above items are included in the calculation of net income (loss), and excluded from the calculation of adjusted net income, see the reconciliation data in Exhibit 99.1 included in this current report on Form 8-K.

Adjusted EPS is derived from adjusted net income, using the same measures of outstanding shares as are used to calculate net income (loss) per share in accordance with GAAP.

Items That We Exclude In the Calculation of Adjusted Gross Margin

Adjusted gross margin, which we reconcile to gross margin, excludes accelerated depreciation, change in retirement plans, inventory write-offs (releases) associated with fab closure, and acquisition-related costs.

Adjusted gross margin percent is derived from adjusted gross margin using the same measures of revenue as are used to calculate gross margin percent in accordance with GAAP.

Items That We Exclude In the Calculation of Adjusted R&D and SG&A

Adjusted R&D and SG&A, which we reconcile to R&D and SG&A, excludes acquisition-related costs and change in retirement plans.

Items That We Exclude In the Calculation of Free Cash Flow

Free cash flow, which we reconcile to cash provided by (used in) operating activities, is net of capital expenditures and adds back proceeds from the sale of property, plant, and equipment. Free cash flow is not intended as an alternative measure of cash flows provided by (used in) operating activities, as determined in accordance with GAAP.

We exclude these items for the following reasons:

•	We believe such charges do not reflect results of our ongoing operations.

•	We believe that, since such charges are not recorded in all periods, excluding them provides better comparability of our results of operations from period-to-period.

•	Adjusted results provide an additional measure that our stockholders and debtholders have requested and expect as a means to project future results of operations.

•	Although, for the reasons given above, our adjusted results may not be directly comparable with those of other companies, we believe they provide an additional point of comparison (particularly when viewed in the context of the reconciling data that we also provide) that investors may use to compare us with other companies in our industry, many of which also provide non-GAAP financial measures or highlight certain charges in their GAAP presentations.

•	For comparison and projection purposes, GAAP measures alone may not provide all information that an investor may wish to consider. For example, amortization of acquisition-related intangibles, included in the GAAP measure, would be higher for a company that has grown through acquisitions than for a company that has grown internally. Excluding and explaining such charges as part of the presentation of the non-GAAP financial measure provides additional information for an investor to use, together with the GAAP measure, in comparing the performance of the two companies.